                                                                EXHIBIT 99.15(B)



              EV TRADITIONAL WORLDWIDE HEALTH SCIENCES FUND, INC.

                                  AMENDMENT OF
                                DISTRIBUTION PLAN


      Whereas Eaton Vance Distributors, Inc. (the "prior principal underwriter") has served as the Principal Underwriter of Fund shares prior to the effective date of this Amendment, and whereas Eaton Vance Distributors, Inc. (currently named EV Distributors, Inc.), a separate Massachusetts corporation (the "successor principal underwriter"), is succeeding to the business of the prior principal underwriter on November 1, 1996, the Trust hereby amends its Distribution Plan of the above Fund by substituting the successor principal underwriter for the prior principal underwriter in the Plan effective November 1, 1996.


                             ADOPTED: July 17, 1996